Exhibit 99.1

EVERTEC REPORTS THIRD QUARTER 2016 RESULTS

SAN JUAN, PUERTO RICO – November 2, 2016 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights

•	Revenue grew 2% to $94.5 million

•	GAAP Net Income was $19.7 million, or $0.26 per diluted share

•	Adjusted EBITDA decreased 4% to $45.1 million

•	Adjusted diluted earnings per share increased 5% to $0.41

•	$22 million returned to shareholders through share repurchases and dividends

•	Federal Reserve Board approval pending for an acquisition in Puerto Rico of approximately $10 million

•	Commitments received for pending refinance

Nine-Month Year-to-Date 2016 Highlights

•	Revenue grew 4% to $287.6 million

•	GAAP Net Income was $59.1 million, or $0.79 per diluted share

•	Adjusted EBITDA was $140.0 million, approximately even with last year

•	Adjusted diluted earnings per share increased 8% to $1.25

•	$52 million returned to shareholders through share repurchases and dividends

Mac Schuessler, President and Chief Executive Officer, stated “Our third quarter results reflect the resilient performance of our Puerto Rican business in challenging conditions and the continued performance of our Latin America business. We generated significant operating cash flow and returned $22 million to shareholders through our share repurchases and dividends.

Schuessler continued, “Additionally, we are waiting for Federal Reserve Board approval for a tuck-in acquisition in Puerto Rico. The transaction, which is expected to close in the fourth quarter, leverages the scale of our business solutions segment to drive attractive returns to shareholders.”

Third Quarter 2016 Results

Revenue. Total revenue for the quarter ended September 30, 2016 was $94.5 million, an increase of 2% compared with $92.9 million in the prior year.

Merchant Acquiring net revenue was $22.0 million, an increase of 6% compared with $20.8 million in the prior year. Revenue growth in the quarter was driven by the FirstBank merchant business, partially offset by the prior quarter client contract change to payment processing as well as other revenue mix shifts.

Payment Processing revenue was $27.6 million, slightly above $27.5 million in the prior year. Revenue results in the quarter reflected increases in transactions processed over the ATH® debit network and card processing volume, increased revenue related to the Processa acquisition, and the previously referenced client contract change from merchant acquiring to payment processing. These increases were partially offset by a reduction related to the FirstBank fourth quarter 2015 contract change and subsequent reporting of revenues in merchant acquiring in 2016 as well as a project delay that had an approximately $2 million revenue impact on the current quarter. Business Solutions revenue was $44.9 million, an increase of 1% compared to $44.7 million in the prior year. Business Solutions revenue growth in the quarter reflects increased revenue from IT consulting and hardware sales, partially offset by reduced cash and item processing revenue.

Adjusted EBITDA. For the quarter ended September 30, 2016, Adjusted EBITDA was $45.1 million, a decrease of 4% compared with $46.9 million in the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) decreased 270 basis points to 47.8% compared with 50.5% in the prior year. The decrease in Adjusted EBITDA margin was primarily driven by a change in revenue mix impacted by the referenced project delay, increased business to business operating taxes, increased investment expense related to Latin America growth initiatives.

Net Income. For the quarter ended September 30, 2016, GAAP Net Income was $19.7 million, or $0.26 per diluted share, compared with $25.3 million or $0.33 per diluted share in the prior year, which included an $11.8 million discrete tax benefit.

For the quarter ended September 30, 2016, Adjusted Net Income was $30.4 million, approximately even with the prior year. Adjusted Net Income per diluted share of $0.41 increased 5% as compared to $0.39 per diluted share in the prior year.

Pending Acquisition

The Company’s main operating subsidiary, Evertec Group, LLC, together with certain other subsidiaries of the Company, is waiting for Federal Reserve Board approval pursuant to the Bank Holding Company Act to acquire certain assets of a Puerto Rican business for approximately $10 million. The transaction is anticipated to close in the fourth quarter of 2016 and will be reported in the Business Solutions segment.

Pending Refinance

The Company’s main operating subsidiary, Evertec Group, LLC, together with certain other subsidiaries of the Company, has received commitments from a syndicate of lenders in connection with a refinancing to extend the maturity of $215 million of its existing $250 million of Term A Loans and $65 million of its existing $100 million of Revolving Facility Loans to January 2020. The remaining $35 million of the Term A Loans and the $35 million of Revolving Facility Loans that were not extended will remain in place and mature as originally scheduled in April 2018. Entering into the amended credit agreement is subject to completion of final documentation which is expected to occur soon.

In connection with these transactions, the interest rate applicable to the Term A Loans maturing in January 2020 and the Revolving Facility Loans is to be fixed at LIBOR + 250 bps, or a 25 bps increase from the interest rate currently applicable to the Term A Loans and the Revolving Facility Loans due in April 2018. In addition, the maximum senior secured leverage ratio applicable to Term A Loans and Revolving Facility Loans due in January 2020 is to be 4.75 times and stepping down to 4.25 times after 24 months. The maximum senior secured leverage ratio applicable to Term A Loans and Revolving Facility Loans due in April 2018 is to be amended and reduced from 6.6 times down to 4.75 times.

EVERTEC and the Borrower cannot provide assurance about the timing, terms or interest rate associated with the planned refinancing, or that the refinancing transactions can be completed at all.

Share Repurchase

During the three months ended September 30, 2016, the Company repurchased 0.8 million shares of common stock at an average price of $16.87 per share for a total of $14 million. Through the nine month period ended September 30, 2016, the Company repurchased a total of 1.9 million shares of common stock at an average price of $15.81 per share for a total of $29.7 million. As of September 30, 2016, a total of $90.3 million remained available for future use under the Company’s share repurchase program.

2016 Outlook

The Company reaffirmed the existing financial outlook for 2016 as follows:

•	Total consolidated revenue between $382 and $388 million representing growth of 2 to 4%

•	Adjusted diluted earnings per share guidance of $1.61 to $1.67 representing a growth range of 1 to 5% as compared to $1.59 in 2015

Capital expenditures continue to be expected in a range between $35 and $40 million.

Earnings Conference Call and Audio Webcast

The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 10093071. The replay will be available through Wednesday, November 9, 2016. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The

Company manages a system of electronic payment networks that process more than two billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 18 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

About Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. For these reasons, management also uses these measures in part to assess its performance. In addition, the Company’s presentation of Adjusted EBITDA is consistent with the equivalent measurements contained in the Credit Agreement in testing EVERTEC Group’s compliance with covenants therein such as the senior secured leverage ratio. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, EVERTEC’s non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the EVERTEC web site, www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business and could impact our business in the future are: the effect of the Restatement of our previously issued financial results for the years ended December 31, 2014 and 2013 as described in Note 2 to the quarterly unaudited financial statements, and any claims, investigations or proceedings arising as a result; the effectiveness of our efforts to remediate the material weakness in our internal controls over financial reporting described in Item 4 of this Quarterly Report and our ability to maintain effective internal controls and procedures in the future; our reliance on our relationship with Popular, Inc. (“Popular”) for a significant portion of our revenues and with Banco Popular de Puerto Rico (“Banco Popular”), Popular’s principal banking subsidiary, to grow our merchant acquiring business; for as long as we are deemed to be controlled by Popular, we will be subject to supervision and examination by U.S. federal banking regulators, and our activities will be limited to those permissible for Popular. Furthermore, as a technology service provider to regulated financial institutions, we are subject to additional regulatory oversight and examination. As a regulated institution, we most likely will be required to obtain regulatory approval before engaging in certain new activities or businesses, whether organically or by acquisition; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on our personnel and certain third parties with whom we do business, and the risks to our business if our systems are hacked or otherwise compromised; our ability to develop, install and adopt new software, technology and computing systems; a decreased client base due to consolidations and failures in the financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; our dependence on credit card associations, including any adverse changes in credit card association or network rules or fees; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico, including our business with the government of Puerto Rico and its instrumentalities, which are facing severe fiscal challenges and fiscal and regulatory oversight uncertainties; our exposure to climate risks in Puerto Rico; additional adverse changes in the general economic conditions in Puerto Rico, including the continued migration of Puerto Ricans to the U.S. mainland, which could negatively affect our customer base, general consumer spending, our cost of operations and our ability to hire and retain qualified employees; operating an international business in multiple regions with potential political and economic instability, including Latin America; our ability to execute our geographic expansion and acquisition strategies; our ability to protect our intellectual property rights against infringement and to defend ourselves against claims of infringement brought by third parties; our ability to recruit and retain the qualified personnel necessary to operate our business; our ability to comply with U.S. federal, state, local and foreign regulatory requirements; evolving industry standards and adverse changes in global economic, political and other conditions; our high level of indebtedness and restrictions contained in our debt agreements, including the senior secured credit facilities, as well as debt that could be incurred in the future; our ability to prevent a cybersecurity attack or breach in our information security; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our ability to refinance our debt; and the risk that the counterparty to our interest rate swap agreement fails to satisfy its obligations under the agreement. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws. Investors should refer to the Company’s Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) for a discussion of factors that could cause events to differ from those suggested by the forward-looking statements, including factors set forth in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Investor Contact

Kay Sharpton

(787) 773-5442

IR@evertecinc.com

EVERTEC, Inc.

Schedule 1: Unaudited Consolidated Condensed Statements of Income and Comprehensive Income

	Quarter ended September 30,		Nine-month period ended September 30,
(Dollar amounts in thousands, except per share data)	2016	2015	2016	2015
Revenues
Merchant Acquiring, net	$21,970	$20,784	$68,137	$62,041
Payment Processing	27,584	27,502	82,716	80,638
Business Solutions	44,913	44,655	136,765	135,165

Total revenues	94,467	92,941	287,618	277,844

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	41,753	44,141	127,127	125,095
Selling, general and administrative expenses	10,818	10,392	34,226	27,043
Depreciation and amortization	14,889	16,934	44,500	49,767

Total operating costs and expenses	67,460	71,467	205,853	201,905

Income from operations	27,007	21,474	81,765	75,939

Non-operating income (expenses)
Interest income	87	140	266	371
Interest expense	(6,276)	(6,003)	(18,292)	(18,414)
Earnings (losses) of equity method investment	43	(3)	(58)	196
Other income	489	381	1,747	1,430

Total non-operating expenses	(5,657)	(5,485)	(16,337)	(16,417)

Income before income taxes	21,350	15,989	65,428	59,522
Income tax expense (benefit)	1,639	(9,347)	6,316	(3,926)

Net income	19,711	25,336	59,112	63,448
Less: Net income attributable to non-controlling interest	31	—	49	—

Net income attributable to EVERTEC, Inc.’s common stockholders’	19,680	25,336	59,063	63,448
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(1,041)	84	(2,620)	473
Gain (loss) on cash flow hedge	83	—	(4,464)	—

Total comprehensive income	$18,722	$25,420	$51,979	$63,921

Net income per common share:
Basic	$0.27	$0.33	$0.79	$0.82
Diluted	$0.26	$0.33	$0.79	$0.82
Shares used in computing net income per common share:
Basic	73,872,048	77,160,514	74,506,323	77,472,673
Diluted	74,290,733	77,292,813	74,751,894	77,577,395

EVERTEC, Inc.

Schedule 2: Unaudited Consolidated Condensed Balance Sheets

(Dollar amounts in thousands)	September 30, 2016	December 31, 2015
Assets
Current Assets:
Cash	$44,985	$28,747
Restricted cash	8,281	11,818
Accounts receivable, net	67,453	73,715
Deferred tax asset	—	1,685
Prepaid expenses and other assets	22,625	18,758

Total current assets	143,344	134,723
Investment in equity investee	12,247	12,264
Property and equipment, net	37,697	34,128
Goodwill	371,385	368,133
Other intangible assets, net	297,870	312,059
Long-term deferred tax asset	615	—
Other long-term assets	3,883	2,347

Total assets	$867,041	$863,654

Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$37,447	$37,308
Accounts payable	27,169	21,216
Unearned income	6,404	2,877
Income tax payable	2,851	1,350
Current portion of long-term debt	28,375	22,750
Short-term borrowings	16,000	17,000

Total current liabilities	118,246	102,501
Long-term debt	597,155	619,217
Long-term deferred tax liability	16,648	20,614
Unearned income - long-term	13,952	10,939
Other long-term liabilities	15,393	12,089

Total liabilities	761,394	765,440

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 73,256,772
shares issued and outstanding at September 30, 2016 (December 31, 2015 - 74,988,210)	732	750
Additional paid-in capital	—	9,718
Accumulated earnings	116,123	95,328
Accumulated other comprehensive loss, net of tax	(14,666)	(7,582)

Total EVERTEC, Inc stockholders’ equity	102,189	98,214
Non-controlling interest	3,458	—

Total equity	105,647	98,214

Total liabilities and equity	$867,041	$863,654

EVERTEC, Inc.

Schedule 3: Unaudited Consolidated Condensed Statements of Cash Flows

	Nine-month period ended September 30,
(Dollar amounts in thousands)	2016	2015
Cash flows from operating activities
Net income	$59,112	$63,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,500	49,767
Amortization of debt issue costs and accretion of discount	2,965	2,488
Provision for doubtful accounts and sundry losses	1,525	1,302
Deferred tax benefit	(2,458)	(2,166)
Share-based compensation	4,569	3,748
Unrealized gain on indemnification assets	—	(14)
Loss on disposition of property and equipment and other intangibles	112	124
Losses (earnings) of equity method investment	58	(196)
Decrease (Increase) in assets:
Accounts receivable, net	7,358	3,745
Prepaid expenses and other assets	(3,623)	2,630
Other long-term assets	(1,163)	199
(Decrease) increase in liabilities:
Accounts payable and accrued liabilities	3,686	8,982
Income tax payable	1,501	(1,894)
Unearned income	6,541	1,364
Other long-term liabilities	(82)	(9,203)

Total adjustments	65,489	60,876

Net cash provided by operating activities	124,601	124,324

Cash flows from investing activities
Net decrease (increase) in restricted cash	3,536	(7,828)
Additions to software	(17,469)	(13,462)
Property and equipment acquired	(14,016)	(15,643)
Acquisitions, net of cash acquired	(5,947)	—
Proceeds from sales of property and equipment	44	14

Net cash used in investing activities	(33,852)	(36,919)

Cash flows from financing activities
Net decrease in short-term borrowings	(1,000)	(5,000)
Repayments of short-term borrowing for purchase of equipment and software	(1,209)	(1,542)
Dividends paid	(22,372)	(23,322)
Statutory minimum withholding taxes paid on share-based compensation	(522)	(31)
Credit amendment fees	(3,587)	—
Repurchase of common stock	(29,696)	(34,973)
Repayment of long-term debt	(16,125)	(14,250)

Net cash used in financing activities	(74,511)	(79,118)

Net increase in cash	16,238	8,287
Cash at beginning of the period	28,747	32,114

Cash at end of the period	$44,985	$40,401

EVERTEC, Inc.

Schedule 4: Unaudited Income from Operations by Segment

	Quarter ended September 30,		Nine-month period ended September 30,
(Dollar amounts in thousands)	2016	2015	2016	2015
Segment income from operations
Merchant Acquiring	$6,728	$8,566	$23,940	$27,467
Payment Processing	12,803	12,859	39,493	40,917
Business Solutions	14,930	11,058	43,299	38,414

Total segment income from operations	34,461	32,483	106,732	106,798
Merger related depreciation and amortization and other unallocated expenses (1)	(7,454)	(11,009)	(24,967)	(30,859)

Income from operations	$27,007	$21,474	$81,765	$75,939

(1)	Primarily represents non-operating depreciation and amortization expenses generated as a result of the Merger and certain non-recurring fees and expenses.

EVERTEC, Inc.

Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Quarter ended September 30,		Nine-month period ended September 30,
(Dollar amounts in thousands, except share data)	2016	2015	2016	2015
Net income	$19,711	$25,336	$59,112	$63,448
Income tax expense (benefit)	1,639	(9,347)	6,316	(3,926)
Interest expense, net	6,189	5,863	18,026	18,043
Depreciation and amortization	14,889	16,934	44,500	49,767

EBITDA	42,428	38,786	127,954	127,332
Software maintenance reimbursement and other costs(1)	60	479	521	1,408
Equity (income) loss(2)	(114)	3	(13)	(196)
Compensation and benefits (3)	2,003	7,271	8,033	9,935
Transaction, refinancing and other fees (4)	727	260	1,697	992
Purchase accounting (5)	—	94	—	82
Restatement related expenses (6)	41	—	1,837	—

Adjusted EBITDA	45,145	46,893	140,029	139,553
Operating depreciation and amortization (7)	(7,079)	(7,568)	(21,166)	(21,667)
Cash interest expense, net (8)	(5,030)	(5,081)	(15,331)	(15,723)
Income tax expense (9)	(2,534)	(3,867)	(10,004)	(12,319)
Non-controlling interest (10)	(81)	—	(169)	—

Adjusted Net Income	$30,421	$30,377	$93,359	$89,844

Net income per common share (GAAP):
Basic	$0.27	$0.33	$0.79	$0.82
Diluted	$0.26	$0.33	$0.79	$0.82
Adjusted net income per common share (Non-GAAP):
Basic	$0.41	$0.39	$1.25	$1.16
Diluted	$0.41	$0.39	$1.25	$1.16

Shares used in computing adjusted net income per common share:
Basic	73,872,048	77,160,514	74,506,323	77,472,673
Diluted	74,290,733	77,292,813	74,751,894	77,577,394

1)	Predominantly represents reimbursements received for certain software maintenance expenses as part of the Merger.
2)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in CONTADO, net of cash dividends received.
3)	Primarily represents share-based compensation and other compensation expense of $1.4 million and $1.6 million for the quarters ended September 30, 2016 and 2015 and severance payments of $0.6 million and $5.7 million for the quarters ended September 30, 2016 and 2015 and share-based compensation and other compensation expense of $4.9 million and $3.7 million for the nine-month period ended September 30, 2016 and 2015 and severance payments of $3.1 million and $6.2 million for the nine month period ended September 30, 2016 and 2015.
4)	Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement.
5)	Represents the elimination of the effects of purchase accounting in connection with certain customer service and software-related arrangements whereby EVERTEC receives reimbursements from Popular.
6)	Represents consulting, audit and legal expenses incurred as part of the restatement.
7)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of the Merger.
8)	Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
9)	Represents income tax expense calculated on adjusted pre-tax income using GAAP tax rate.
10)	Represents the 35% non-controlling equity interest in Processa, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.

Schedule 6: Reconciliation of Adjusted Net Income to GAAP Net Income

	Quarter ended September 30,
(Dollar amounts in thousands, except share data)	2016				2015
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$94,467			$94,467	$92,941			$92,941

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	41,753	(744)	(1),(3)	41,009	44,141	(4,901)	(1),(3)	39,240
Selling, general and administrative expenses	10,818	(2,087)	(3),(4),(5),(6)	8,731	10,392	(3,203)	(3),(4),(5)	7,189
Depreciation and amortization	14,889	(7,810)	(7)	7,079	16,934	(9,366)	(7)	7,568

Total operating costs and expenses	67,460			56,819	71,467			53,997

Income from operations	27,007			37,648	21,474			38,944

Non-operating income (expenses)
Interest income	87	(87)	(8)	—	140	(140)	(8)	—
Interest expense	(6,276)	1,246	(8)	(5,030)	(6,003)	922	(8)	(5,081)
Earnings of equity method investment	43	(114)	(2)	(71)	(3)	3	(2)	—
Other income	489			489	381			381

Total non-operating expenses	(5,657)			(4,612)	(5,485)			(4,700)

Income before income taxes	21,350			33,036	15,989			34,244
Income tax expense	1,639	895	(9)	2,534	(9,347)	13,214	(9)	3,867

Net income	19,711			30,502	25,336			30,377
Less: Net income attributable to non-controlling interest	31	50	(10)	81	—			—

Net income attributable to EVERTEC, Inc.’s common stockholders’	19,680			30,421	25,336			30,377

Net income per common share:
Basic	$0.27			$0.41	$0.33			$0.39
Diluted	$0.26			$0.41	$0.33			$0.39
Shares used in computing net income per common share:
Basic	73,872,048				77,160,514
Diluted	74,290,733				77,292,813

	Nine-month period ended September 30,
(Dollar amounts in thousands, except per share data)	2016				2015
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues
Total revenues	$287,618			$287,618	$277,844			$277,844

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	127,127	(4,110)	(1),(3)	123,017	125,095	(6,838)	(1),(3)	118,257
Selling, general and administrative expenses	34,226	(7,978)	(3),(4),(5),(6)	26,248	27,043	(5,579)	(3),(4),(5)	21,464
Depreciation and amortization	44,500	(23,334)	(7)	21,166	49,767	(28,100)	(7)	21,667

Total operating costs and expenses	205,853			170,431	201,905			161,388

Income from operations	81,765			117,187	75,939			116,456

Non-operating income (expenses)
Interest income	266	(266)	(8)	—	371	(371)	(8)	—
Interest expense	(18,292)	2,961	(8)	(15,331)	(18,414)	2,691	(8)	(15,723)
Earnings of equity method investment	(58)	(13)	(2)	(71)	196	(196)	(2)	—
Other income	1,747			1,747	1,430			1,430

Total non-operating expenses	(16,337)			(13,655)	(16,417)			(14,293)

Income before income taxes	65,428			103,532	59,522			102,163
Income tax expense	6,316	3,688	(9)	10,004	(3,926)	16,245	(9)	12,319

Net income	59,112			93,528	63,448			89,844
Less: Net income attributable to non-controlling interest	49	120	(10)	169	—			—

Net income attributable to EVERTEC, Inc.’s common stockholders’	59,063			93,359	63,448			89,844

Net income per common share:
Basic	$0.79			$1.25	$0.82			$1.16
Diluted	$0.79			$1.25	$0.82			$1.16
Shares used in computing net income per common share:
Basic	74,506,323				77,472,673
Diluted	74,751,894				77,577,394

1)	Predominantly represents reimbursements received for certain software maintenance expenses as part of the Merger.
2)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in CONTADO, net of cash dividends received.
3)	Primarily represents share-based compensation and other compensation expense of $1.4 million and $1.6 million for the quarters ended September 30, 2016 and 2015 and severance payments of $0.6 million and $5.7 million for the quarters ended September 30, 2016 and 2015 and share-based compensation and other compensation expense of $4.9 million and $3.7 million for the nine-month period ended September 30, 2016 and 2015 and severance payments of $3.1 million and $6.2 million for the nine month period ended September 30, 2016 and 2015.
4)	Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement.
5)	Represents the elimination of the effects of purchase accounting in connection with certain customer service and software-related arrangements whereby EVERTEC receives reimbursements from Popular.
6)	Represents consulting, audit and legal expenses incurred as part of the restatement.
7)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of the Merger.
8)	Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
9)	Represents income tax expense calculated on adjusted pre-tax income using GAAP tax rate.
10)	Represents the 35% non-controlling equity interest in Processa, net of amortization for intangibles created as part of the purchase.